UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2012

GLYECO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30396	45-4030261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-196 Phoenix, Arizona		85044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

On April 11, 2012, GlyEco, Inc., a Nevada corporation (the “Company” or “GlyEco”), entered into a preliminary agreement (the “Preliminary Agreement”) with Evergreen Recycling Co., Inc., an Indiana corporation engaged in the business of processing and recycling used anti-freeze (“Evergreen”).

Pursuant to the Preliminary Agreement, the Company has agreed to purchase all of the assets and business of Evergreen, free and clear of any liabilities or encumbrances, based upon the following transaction terms:

1.             A purchase price of $80,000, consisting of 40,000 shares of unregistered Common Stock of the Company, valued at $1 per share and $40,000 in cash, based on the following asset valuations:

a.	Evergreen’s equipment, vehicles, and field assets valued at $35,000;
b.	Evergreen’s accounts receivable less than 90 days minus accounts payable, estimated to be $10,000;
c.	$15,000 cash on hand in the bank at the time of closing for working capital; and
d.	EBIT valued at $20,000.

2.             Thomas Shiveley, the President of Evergreen, will assume the role of General Manager of the Company’s acquisition subsidiary, serving at the discretion of the Board of Directors of the Company for an agreed upon base salary and bonus structure.

3.             The Company shall lease an approximately 15,000 square foot property currently occupied by Evergreen located in Indianapolis, Indiana for a period of five years at a rate to be agreed upon by the parties based upon the current fair values in the immediate vicinity for comparable properties. The Company intends to use the Property to recycle used glycols and manufacture/distribute glycol based products such as antifreeze.

The Preliminary Agreement is intended to create a binding obligation between the Company and Evergreen.  The Preliminary Agreement contemplates the completion of a more comprehensive Asset Purchase Agreement by April 30, 2012 and a closing on or before June 30, 2012. Such Asset Purchase Agreement, if any, will supersede the terms of the Preliminary Agreement.  There can be no assurance that the conditions will be met, that a definitive Asset Purchase Agreement will be completed, and if not, that the Preliminary Agreement would be sufficient on its own to consummate the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: April 16, 2012	By:	/s/ John Lorenz
John Lorenz President, Chief Executive Officer and Chairman (Principal Executive Officer)